Exhibit 99.1

Contact:	Norman C. Chambers
Chairman, President & Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS NAMES MARK W. DOBBINS CHIEF OPERATING

OFFICER, BRADLEY D. ROBESON AND JOHN L. KUZDAL PROMOTED

HOUSTON (March 31, 2008) – NCI Building Systems, Inc. (NYSE: NCS) today announced the promotion of Executive Officers Mark W. Dobbins, Bradley D. Robeson and John L. Kuzdal. Dobbins, who previously served as President of the NCI Buildings division, has been named Executive Vice President and Chief Operating Officer of the Company. In his new role, Dobbins will be responsible for the day-to-day operations of NCI’s business segments, which include Metal Coil Coatings, Metal Components and Engineered Building Systems. The presidents of each of NCI’s operating divisions will report directly to Dobbins who, in turn, will report to Norman C. Chambers, NCI’s Chairman, President and Chief Executive Officer. Replacing Dobbins as President of the NCI Buildings division is Robeson, formerly the President of the Metal Coil Coatings business segment. Kuzdal, currently Vice President of Operations, has been promoted to President of the Metal Coil Coatings segment.

Dobbins, who joined the company in 1988, has held several key leadership positions, which included a move from Metal Components to the Engineered Building Systems division in January 2006. As President of NCI Buildings, he developed a more efficient, customer-centric organization, which resulted in increased sales, higher profits and improved operating income. “Mark Dobbins’ considerable experience in operations, including business, plant and staff management, as well as his tenure in both the Metal Components and Engineered Building Systems segments, will provide tremendous value to this critical role,” said Chambers. “He will be responsible for the implementation of our strategy, which has been developed with a goal of doubling our 2007 EBITDA within five years.

“Furthermore, I am confident that Brad Robeson is an exceptional replacement as President of the NCI Buildings division.” Robeson has more than 20 years of industry experience in various positions of increasing responsibility. Under his leadership, the Metal Coil Coatings division has continuously made important operational and strategic advancements in a changing business environment. He has considerable industry knowledge, having previously worked in our Engineered Building Systems segment, and a proven record for profitable business performance.

Since 1986, Kuzdal has worked in the metal coil industry and has been with Metal Coaters since 1998. In 2006, Kuzdal was promoted to Vice President of Operations for the Metal Coil Coatings segment. As a result, Kuzdal was responsible for monitoring the daily operations of the metal coil companies and was instrumental in implementing best practices throughout the division which lead to significant improvements in line speeds and efficiency. His involvement in many of the principal advancements introduced, along with his close working relationship with Robeson, should provide a seamless transition of responsibilities.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Announces Management Changes

March 31, 2008

In addition, NCI announces the resignation of Kelly Ginn, Executive Vice President of Operations. “Although I am sorry to see Kelly Ginn’s departure, I appreciate his efforts on behalf of NCI and wish him the best in his future endeavors. As a result of our long-term succession planning strategies, I am pleased that NCI can turn to experienced individuals in Mark and the business unit presidents—Kuzdal, Wayne Dickinson, Keith Fischer and Robeson – who are all extremely capable, knowledgeable, highly-effective individuals and who have continuously excelled in the most challenging roles.”

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates 43 manufacturing and distribution facilities located in 18 states, as well as Mexico and Canada.

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